Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the reference of our firm and to the use of our reports effective as of December 31, 2014; December 31, 2013; and December 31, 2012, dated February 12, 2015, February 6, 2014, February 14, 2013, respectively, in this Forestar Group Inc. Annual Report on Form 10-K for the year ended December 31, 2014, and to the incorporation by reference of our name and our reports into Forestar Group Inc.’s Registration Statements on Form S-3 (file no. 333-179612), Form S3ASR (file no. 333-192442), and on Form S-8 (files nos. 333-148375 and 333-159214).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III

C.H. (Scott) Rees III
Chairman and Chief Executive Officer

Dallas, Texas
March 6, 2015